Exhibit 8.1

September 11, 2025

VIA EMAIL

Aimei Health Technology Co., Ltd
10 East 53rd Street, Suite 3001
New York, NY 10022

Re:	U.S. Federal Income Tax Consequences of the Business Combination

Ladies and Gentlemen:

We have acted as U.S. counsel to Aimei Health Technology Co., Ltd, an exempted company incorporated in the Cayman Islands (“Purchaser”), in connection with the registration statement on Form F-4 (Registration No. 333-284430) of United Hydrogen Global Inc., an exempted company incorporated in the Cayman Islands (“Pubco”), initially filed with the U.S. Securities and Exchange Commission on January 23, 2025 (the “Registration Statement”) as amended from time to time, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), and the Business Combination Agreement (the “Agreement”), dated as of June 19, 2024, by and among Purchaser, Aimei Investment Ltd, a British Virgin Islands company, in the capacity as, from and after the Closing, the representative for Purchaser and the shareholders of Purchaser immediately prior to the Effective Time in accordance with the terms and conditions of the Business Combination Agreement (“Purchaser Representative”), Pubco, United Hydrogen Victor Limited, an exempted company with limited liability incorporated in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”), United Hydrogen Worldwide Limited, an exempted company with limited liability incorporated in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”) and United Hydrogen Group Inc., an exempted company with limited liability incorporated in the Cayman Islands (the “Company”). 1 Pursuant to the Business Combination Agreement, (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the Company being converted into the right to receive shares of Pubco; and (b) Second Merger Sub will merge with and into Purchaser (the “Second Merger”), with Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Purchaser being converted into the right to receive shares of Pubco. The First Merger, the Second Merger, and the other transactions to be consummated under the Agreement are collectively referred to as the “Transactions.” This opinion is being delivered in connection with the Registration Statement and the Proxy Statement/Prospectus, pursuant to Section 7.18 of the Agreement, concerning relevant U.S. federal income tax matters.

[1]	Capitalized terms used herein but not defined shall have the meanings set forth in the Business Combination Agreement. Except as otherwise provided, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended (the “Code”), and to the Treasury Regulations promulgated thereunder.

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In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, including the exhibits thereto, the Registration Statement and the Proxy Statement/Prospectus, the representation letters of Purchaser and the Company (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements, representations, warranties and covenants of officers and other representatives of the Representation Parties, and we have assumed that such statements, representations, warranties and covenants, including those set forth in the Representation Letters, are and will continue to be true, correct and complete (and, to the extent relevant, complied with) through the Second Merger Effective Time without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Transactions will be consummated in the manner described in the Agreement and will be effective under applicable Cayman Islands law, and that none of the terms or conditions contained therein will be waived or modified and (ii) the Agreement, the Registration Statement, the Proxy Statement/Prospectus and the Representation Letters accurately and completely reflect the facts relating to the Transactions. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion letter and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, we are of the opinion that, for U.S. federal income tax purposes, as such opinion relates to the holders of Purchaser Ordinary Shares, the exchange of Purchaser Ordinary Shares for Pubco Class A Ordinary Shares, pursuant to the Transactions, should qualify as part of an exchange governed by Sections 351(a) and 368(a) of the Code.

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Except as expressly set forth above, we express no other opinion. We are furnishing this opinion solely to you in connection with the Transactions, and this opinion is not to be relied upon by any other person or for any other purpose without our prior written consent.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HUNTER TAUBMAN FISCHER & LI LLC
HUNTER TAUBMAN FISCHER & LI LLC

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